NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS FISCAL 2017 RESULTS;
EXPECTS STRONGER TRENDS TO CONTINUE IN FISCAL 2018

Louisville, KY, June 7, 2017 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2017. For the fourth quarter, the company’s reported net sales1 declined 5% to $694 million (+4% on an underlying basis2). Reported operating income declined 71% in the fourth quarter to $212 million (+13% on an underlying basis). Diluted earnings per share decreased 71% to $0.37 compared to the prior-year period (-5% excluding acquisition and divestiture impact3).

For the full year, reported net sales decreased 3% to $2,994 million (+3% on an underlying basis) as foreign exchange, A&D activity and inventory changes negatively impacted reported net sales growth by six points. Reported operating income declined 35% to $989 million (+7% on an underlying basis), and diluted earnings per share decreased 34% to $1.71 (+5% excluding acquisition and divestiture impact3).

Paul Varga, the company's Chief Executive Officer said, "Fiscal 2017 was another year of strong underlying growth and excellent progress in positioning Brown-Forman for continued gains in the years ahead.  This year's results translate into the tenth straight year of growth in underlying net sales and operating income, with fiscal 2017's underlying operating income growth of 7% approximating the 10-year average of 8%."  Varga added, "Given the acceleration we experienced in the second half of the year, the investments we continue to make behind the business, and the expectation of improved contribution from innovation next year, we are forecasting another strong year in fiscal 2018, with mid-single digit underlying net sales growth and operating expense leverage driving 6-8% growth in underlying operating income."

Fiscal 2017 Highlights

•	Underlying net sales increased 3%, and improved from 2% in the first half to 4% in the second half:

◦	Developed markets grew underlying net sales 4% (-3% reported) and emerging markets also grew 4% (-7% reported) as second half trends in these markets improved to 8% (-1% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 3% (flat reported)

▪	Jack Daniel’s Tennessee Honey and Jack Daniel's Tennessee Fire grew underlying net sales 4% and 14%, respectively (3% and 18% reported)

◦	The company’s super- and ultra-premium whiskey brands[4] experienced strong underlying net sales growth, including 19% from Woodford Reserve (+14% reported)

◦	Herradura grew underlying net sales 14% (+9% reported), el Jimador 8% (flat reported) and New Mix RTDs 17% (+2% reported)

•	Underlying operating income increased 7%, helped by a 2% decline in underlying SG&A

•	Returned $835 million to shareholders in the year and $4.3 billion since fiscal 2013

•	Generated a 33% operating margin, an ROIC[5] of 19% and a ten-year TSR[6] of 14%, double the S&P 500

Fiscal 2017 Performance By Market - Balanced Growth and a Recovery in the Emerging Markets
The company delivered another solid year of growth in developed markets, while the second half results in the emerging markets improved significantly. Each of our top ten largest markets grew underlying net sales in the year. Underlying net sales grew 4% (-3% reported) in the United States, 4% (-3% reported) in developed markets outside of the United States, 4% (-7% reported) in the emerging markets, and 7% (3% reported) in Travel Retail.

Brown-Forman Corporation - Top Ten Countries
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2017

Country	% of Reported Net Sales	% Growth in Reported Net Sales	% Growth in Underlying Net Sales
United States	48%	(3)%	4%
United Kingdom	7%	(12)%	5%
Australia	5%	(2)%	2%
Mexico	5%	—%	15%
Germany	4%	(1)%	6%
France	4%	5%	10%
Poland	2%	5%	9%
Japan	1%	30%	18%
Canada	1%	(8)%	1%
Russia	1%	(43)%	7%
Top Ten Total	79%	(3)%	5%
Other Markets	21%	(2)%	(3)%
Total Worldwide	100%	(3)%	3%
Note: Reported net sales growth excludes excise taxes but includes the impact from changes in foreign exchange and inventories
Totals may differ due to rounding.

Sales growth in the United States was powered by broad-based gains across the Jack Daniel's family of brands. Jack Daniel's Tennessee Whiskey continued to grow through a combination of volume gains and pricing. Jack Daniel's Tennessee Honey also grew sales while Jack Daniel's Tennessee Fire was nearly flat, as strong growth in the on-premise offset challenging off-premise comparisons associated with the prior year's launch. In addition to growing Gentleman Jack's underlying net sales by mid-single digits in the United States, the company maintained solid double-digit growth for its bourbon brands including Woodford Reserve and Old Forester. The company's tequila brands, Herradura and el Jimador, grew underlying net sales by double digits in the United States.

The developed markets outside of the United States delivered another year of solid results in fiscal 2017, with underlying net sales growth of 4% (-3% reported). Western Europe's underlying net sales grew mid-single digits, as the United Kingdom, Germany and France delivered strong results. Large price increases in Japan helped underlying net sales jump 18%, while underlying net sales in Canada and Australia grew slightly.

The emerging markets experienced a significant improvement in the year, with second half underlying net sales growth of 8% (-1% reported) compared to the first half's 1% decline (-13% reported). For the full year, underlying net sales grew in-line with the developed markets, up 4% (-7% reported). Growth was particularly strong in top markets such as Mexico and Poland. Turkey and Brazil both declined in the year as economic weakness weighed heavily on results, while Russia and India returned to growth and Ukraine delivered another year of double-digit gains.

Travel Retail’s underlying net sales increased 7% (+3% reported), primarily attributable to distribution gains for Woodford Reserve, improved business with the airlines, as well as strengthening trends in European and Russian travel.

The company’s non-branded business, primarily comprised of used barrel sales, experienced an 18% year-to-date decline in net sales excluding the impact from acquisition and divestiture activity (+11% reported). The reduction in net sales was due largely to declines in used barrel sales reflecting lower prices and volumes.

Fiscal 2017 Performance By Brand - Growth Led by Jack Daniel's, Bourbons and Tequilas
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 3% (flat reported). Jack Daniel's family of brands continued to grow globally, surpassing 16.1 million equivalent adjusted7 cases as we celebrate the brand's 150th anniversary. This includes depleting 12.5 million cases of Jack Daniel's Tennessee Whiskey. While depletions for Jack Daniel's Tennessee Whiskey were flat in the first half of the year, the second half grew 2%, helped by improving trends in the emerging markets. The family's other brands, including Tennessee Honey, Gentleman Jack and Tennessee Fire, to name a few, depleted 2.9 million cases, while RTDs had a very strong year, depleting 8.0 million cases (800,000 equivalent cases).

The company continues to grow and develop the Jack Daniel's family of brands and believes that the opportunity for additional growth and share gains remains robust. Jack Daniel's Tennessee Whiskey grew underlying net sales by 3% (-1% reported) as sluggish trends early in the year steadily improved, including 5% underlying net sales growth in the fourth quarter (-3% reported). Jack Daniel’s Tennessee Honey grew underlying sales by 4% in its seventh year in the market (3% reported) and Jack Daniel’s Tennessee Fire grew underlying net sales in the mid-teens, with nearly flat results in the United States offset by strong distribution gains in many markets outside of the United States. Gentleman Jack grew underlying net sales mid-single digits globally. Jack Daniel’s RTD/RTP business grew underlying net sales by 6% (3% reported), helped by innovation such as American Serve in Australia.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales by high-single digits. On top of significant price increases, Old Forester and Woodford Reserve continued to grow double-digits.

Finlandia vodka experienced a 1% decline in underlying net sales (-10% reported) as results in many markets continued to improve from the prior year. The competitive landscape for premium vodka in Poland and Russia remains very challenging.

El Jimador grew underlying net sales by 8% (flat reported), with double-digit gains in the United States and flat results in Mexico despite another year of price increases as the company repositions the brand at a higher price point. New Mix surpassed six million cases in the year and grew underlying net sales by 17% (+2% reported), helped by a strong economy and consumer demand for new sizes. Herradura grew underlying net sales by 14% (9% reported) as the Silver and Ultra expressions enjoy continued gains in the marketplace.

Chambord and Korbel grew underlying net sales by low-single digits, while Sonoma-Cutrer grew underlying net sales by mid-single digits. Early Times and Canadian Mist continued to experience declines as the competitive environment for mainstream brands has intensified.

Other P&L Items
In fiscal 2017, price/mix and volume contributed equally to underlying net sales growth. Underlying A&P spend increased by 2% during the year (-8% reported). Underlying SG&A decreased by 2% during the year (-3% reported). The company remains focused on tightly controlling SG&A to drive better efficiency and focus, but will continue to pursue growth opportunities such as our current route to market investments in Spain and start-up costs associated with the Old Forester and Slane distilleries and home-places.

Financial Stewardship
As of April 30, 2017, total debt was $2,149 million, up from $1,501 million as of April 30, 2016. The increase is primarily related to the issuance of two bonds in June of 2016, including €300M 1.2% 10-year notes and £300M 2.6% 12-year notes. On June 1, 2016, the company closed on the acquisition of the GlenDronach, BenRiach, and Glenglassaugh single malt scotch brands for aggregate consideration of $407 million.

On May 24, 2017, Brown-Forman's board declared a regular quarterly cash dividend of $0.1825 per share on its Class A and Class B common stock. The cash dividend is payable on July 3, 2017 to stockholders of record on June 5, 2017. Brown-Forman has paid regular quarterly cash dividends for 71 consecutive years and has increased the dividend for 33 consecutive years. In fiscal 2017, the company also repurchased a total of 11.9 million Class A and Class B shares for $561 million at an average price of $47 per share. When combined with the $274 million of cash dividends paid, the company returned $835 million to shareholders during the fiscal year and has returned $4.3 billion since fiscal 2013.

In fiscal 2017, the company delivered a top-tier operating margin of 33%, an ROIC of 19% and a ten year TSR that compounded at 14% per year, well ahead of the competitive set and double the TSR of the S&P 500 Index over the same period.

Fiscal Year 2018 Outlook
The global economy remains volatile, particularly in the emerging markets, and the competitive landscape has intensified in the developed world, making it difficult to predict future results. Assuming no deterioration in current trends, the company anticipates:
1.Underlying net sales growth of 4% to 5%, led by the Jack Daniel's family of brands, our premium bourbon and tequila brands, and helped by new products such as the launch of Jack Daniel's Tennessee Rye and Slane Irish Whiskey, as well as seeding of our single malt scotch brands.
2.Underlying operating income growth of 6% to 8%.

3.	Diluted earnings per share of $1.80 to $1.90, which includes a modest negative impact from a higher tax rate, foreign exchange headwinds and setting up owned distribution in Spain.

Furthermore, the company is targeting three year cost savings of $100 million (FY18-FY20) through better leveraging prior investments, including production capabilities, route to market initiatives, brand innovation, home-place assets, and our people.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call will also be available on the website two hours after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by 4,700 employees and sold in more than 160 countries worldwide.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three-month and twelve-month periods ended April 30, 2017, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A and B in this press release.
3 We present a reconciliation of diluted EPS (GAAP) to "Adjusted diluted EPS (Non-GAAP)" for the three-month and twelve-month periods ended April 30, 2017, and the reason why management believes this measure to be useful, in Schedule C in this press release.
4 Super/Ultra-premium whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.
5 ROIC: Return on invested capital is the sum of net income and after-tax interest expense, divided by average invested capital (equals assets less liabilities, excluding interest-bearing debt.)
6 TSR: Total Shareholder Return is shown as a compound annual growth rate assuming dividends reinvested, and is measured over the ten-year period ending April 30, 2017.
7Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including return on invested capital, underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of the underlying measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$933	$887	(5%)
Excise taxes	204	193	(6%)
Net sales	729	694	(5%)
Cost of sales	216	214	(1%)
Gross profit	513	480	(6%)
Advertising expenses	101	91	(9%)
Selling, general, and administrative expenses	181	179	(1%)
Gain on sale of business	(485)	—
Other expense (income), net	(10)	(2)
Operating income	726	212	(71%)
Interest expense, net	11	15
Income before income taxes	715	197	(72%)
Income taxes	193	53
Net income	$522	$144	(72%)

Earnings per share:
Basic	$1.31	$0.38	(71%)
Diluted	$1.30	$0.37	(71%)

Gross margin	70.3%	69.1%
Operating margin	99.5%	30.5%

Effective tax rate	27.0%	26.9%

Cash dividends paid per common share	$0.1700	$0.1825

Shares (in thousands) used in the
calculation of earnings per share
Basic	398,657	383,760
Diluted	401,012	386,339

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$4,011	$3,857	(4%)
Excise taxes	922	863	(6%)
Net sales	3,089	2,994	(3%)
Cost of sales	945	973	3%
Gross profit	2,144	2,021	(6%)
Advertising expenses	417	383	(8%)
Selling, general, and administrative expenses	688	667	(3%)
Gain on sale of business	(485)	—
Other expense (income), net	(9)	(18)
Operating income	1,533	989	(35%)
Interest expense, net	44	56
Income before income taxes	1,489	933	(37%)
Income taxes	422	264
Net income	$1,067	$669	(37%)

Earnings per share:
Basic	$2.63	$1.72	(34%)
Diluted	$2.61	$1.71	(34%)

Gross margin	69.4%	67.5%
Operating margin	49.6%	33.0%

Effective tax rate	28.3%	28.3%

Cash dividends paid per common share	$0.6550	$0.7050

Shares (in thousands) used in the
calculation of earnings per share
Basic	405,953	387,708
Diluted	408,560	390,461

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2016 and 2017
(Dollars in millions)

	2016	2017
Assets:
Cash and cash equivalents	$263	$182
Accounts receivable, net	559	557
Inventories	1,054	1,270
Other current assets	357	342
Total current assets	2,233	2,351

Property, plant, and equipment, net	629	713
Goodwill	590	753
Other intangible assets	595	641
Other assets	136	167
Total assets	$4,183	$4,625

Liabilities:
Accounts payable and accrued expenses	$501	$501
Accrued income taxes	19	9
Short-term borrowings	271	211
Current portion of long-term debt	—	249
Total current liabilities	791	970

Long-term debt	1,230	1,689
Deferred income taxes	101	152
Accrued postretirement benefits	353	314
Other liabilities	146	130
Total liabilities	2,621	3,255

Stockholders’ equity	1,562	1,370

Total liabilities and stockholders’ equity	$4,183	$4,625

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2016 and 2017
(Dollars in millions)

	2016	2017

Cash provided by operating activities	$524	$639

Cash flows from investing activities:
Proceeds from sale of business	543	—
Acquisition of business	—	(307)
Additions to property, plant, and equipment	(108)	(112)
Other	(2)	(3)
Cash provided by (used for) investing activities	433	(422)

Cash flows from financing activities:
Net increase in short-term borrowings	80	(122)
Repayment of long-term debt	(250)	—
Proceeds from long-term debt	490	717
Debt issuance costs	(5)	(5)
Acquisition of treasury stock	(1,107)	(561)
Dividends paid	(266)	(274)
Other	(2)	(40)
Cash used for financing activities	(1,060)	(285)

Effect of exchange rate changes on cash and cash equivalents	(4)	(13)

Net decrease in cash and cash equivalents	(107)	(81)

Cash and cash equivalents, beginning of period	370	263

Cash and cash equivalents, end of period	$263	$182

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2017	April 30, 2017	April 30, 2016

Reported change in net sales	(5)%	(3)%	(1)%
Impact of foreign currencies	3%	2%	5%
Acquisitions and divestitures	2%	3%	1%
Estimated net change in distributor inventories	4%	1%	—%

Underlying change in net sales	4%	3%	5%

Reported change in gross profit	(6)%	(6)%	(2)%
Impact of foreign currencies	4%	3%	6%
Acquisitions and divestitures	2%	4%	1%
Estimated net change in distributor inventories	4%	1%	—%

Underlying change in gross profit	4%	3%	5%

Reported change in advertising	(9)%	(8)%	(4)%
Acquisitions and divestitures	1%	8%	2%
Impact of foreign currencies	1%	2%	5%

Underlying change in advertising	(7)%	2%	2%

Reported change in SG&A	(1)%	(3)%	(1)%
Impact of foreign currencies	1%	1%	4%
Acquisitions and divestitures	1%	—%	—%

Underlying change in SG&A	1%	(2)%	2%

Reported change in operating income	(71)%	(35)%	49%
Estimated net change in distributor inventories	10%	3%	1%
Impact of foreign currencies	12%	4%	4%
Acquisitions and divestitures	61%	35%	(46)%

Underlying change in operating income	13%	7%	8%

Note: Totals may differ due to rounding
Notes:
We use certain financial measures in this report that are not measures of financial performance under GAAP. These non-GAAP measures, which are defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. The non-GAAP measures we use in this report may not be defined and calculated by other companies in the same manner.
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general, and administrative (SG&A) expenses, and (f) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) foreign currency exchange, (b) estimated net changes in distributor inventories, and (c) the impact of acquisition and divestiture activity. We explain these adjustments below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in distributor inventories.” This measure refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period compared, we estimate the effect of distributor inventory changes on our results using depletion information provided by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows us to understand better our underlying results and trends.

•
“Acquisitions and divestitures.” On January 14, 2016, we reached an agreement to sell our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. The transaction closed March 1, 2016, for $543 million in cash, which resulted in a gain of $485 million in the fourth quarter of fiscal 2016. On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach) for aggregate consideration of $407 million, consisting of a purchase price of $341 million and $66 million in assumed debt and transaction-related obligations that we have since paid. The acquisition, which brought three single malt Scotch whisky brands into our portfolio, included brand trademarks, inventories, three malt distilleries, a bottling plant, and BenRiach’s headquarters in Edinburgh, Scotland. This adjustment removes (a) transaction-related costs for the acquisition and divestiture, (b) the gain on the sale of Southern Comfort and Tuaca, and (c) operating activity for the acquisition and divestiture for the non-comparable periods. We believe that these adjustments allow us to understand better our underlying results on a comparable basis.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures in connection with management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance.

Schedule B
Brown-Forman Corporation
Supplemental Worldwide Brand Information (Unaudited)
Twelve Months Ended April 30, 2017

			% Change vs. FY2016
Brand	Depletions (Millions)		Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion[3]	9-Liter	Equivalent Conversion	Reported	Foreign Exchange	Net Change in Est. Distributor Inventories	Underlying
Jack Daniel’s Family	23.3	16.1	4%	3%	—%	2%	1%	3%
Jack Daniel’s Tennessee Whiskey	12.5	12.5	1%	1%	(1)%	2%	1%	3%
Jack Daniel’s Tennessee Honey	1.6	1.6	6%	6%	3%	2%	(2)%	4%
Other Jack Daniel’s whiskey brands[4]	1.3	1.3	9%	9%	3%	1%	1%	5%
Jack Daniel’s RTD/RTP[5]	8.0	0.8	8%	8%	3%	3%	—%	6%
Finlandia	3.0	3.0	—%	—%	(10)%	3%	6%	(1)%
el Jimador[6]	1.2	1.2	4%	4%	—%	4%	4%	8%
New Mix RTD[7]	6.3	0.6	7%	7%	2%	15%	—%	17%
Herradura[8]	0.4	0.4	12%	12%	9%	7%	(2)%	14%
Woodford Reserve	0.6	0.6	18%	18%	14%	1%	4%	19%
Canadian Mist	1.2	1.2	(7)%	(7)%	(13)%	—%	1%	(12)%
Rest of Brand Portfolio (excludes Discontinued Brands)	3.8	3.8	(3)%	(3)%	(4)%	1%	3%	1%
Total Portfolio[9]	39.8	27.0	4%	2%	(3)%	2%	1%	3%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.
9 Reported net sales for Brown-Forman Corporation were negatively impacted by 3% due to the divestiture of Southern Comfort and Tuaca and the acquisition of the BenRiach Distillery. These effects should be considered when calculating net sales. Please see the Notes to Schedule A in this press release for additional information on the impact of acquisitions and divestitures and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.

Schedule C

Brown-Forman Corporation
Supplemental Worldwide Brand Information (Unaudited)
Three and Twelve Months Ended April 30, 2017

	4th Quarter EPS		Fiscal Year EPS
	2016	2017	2016	2017
Diluted EPS (GAAP)	$1.30	$0.37	$2.61	$1.71
Year-over-year growth		(71)%		(34)%
Sale of Southern Comfort & Tuaca	$(0.89)		$(0.88)
Earnings contribution from acquired & divested brands	$(0.01)	$0.01	$(0.10)	$0.01
Adjusted diluted EPS (Non-GAAP)[1]	$0.40	$0.38	$1.63	$1.72
Year-over-year growth		(5)%		5%

1 “Adjusted diluted EPS.” We use a non-GAAP measure for diluted earnings per share to identify the effect of acquisitions and divestitures on diluted earnings per share; we isolate this effect because it is expected not to be part of our sustainable results or trends.
On March 1, 2016, we sold the Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. for $543 million in cash, which resulted in a gain of $485 million in the fourth quarter of fiscal 2016. On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach) for aggregate consideration of $407 million. The acquisition, which brought three single malt Scotch whisky brands into our portfolio, included brand trademarks, inventories, three malt distilleries, a bottling plant, and BenRiach’s headquarters in Edinburgh, Scotland.
“Adjusted diluted EPS” removes (a) the gain on the sale of Southern Comfort and Tuaca, (b) those transaction-related costs not included in the gain on the sale of Southern Comfort and Tuaca, (c) transaction and financing-related costs for the acquisition of BenRiach, and (d) operating activity for the acquired and divested businesses in the non-comparable periods. (With respect to the comparison of fiscal 2017 to fiscal 2016, the non-comparable period comprised all months of both years). Tax effects on all adjustments are calculated consistent with the nature of the underlying transactions.